Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-57355


                          PROSPECTUS SUPPLEMENT NO. 12
                       (to prospectus dated July 17, 1998)

                                3,267,564 SHARES
                       FIRST INDUSTRIAL REALTY TRUST, INC.
                                  COMMON STOCK

     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated July 17, 1998 relating to the potential offer and sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 17, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following: The units and redemption shares listed below were identified in the "Selling Stockholders" section of the prospectus as being held by "Patricia O. Godchaux". Subsequent to July 17, 1998, Ms. Godchaux changed her name to "Patricia A. O'Brien". As a result of such name change, the "Selling Stockholders" section of the prospectus now identifies "Patricia A. O'Brien" as a selling stockholder in lieu of "Patricia O. Godchaux".

                         Number of Shares and Units Owned     Number of Shares
Name                           Before the Offering             Offered Hereby
----                     --------------------------------     ----------------
Patricia A. O'Brien                   9,387                        9,387


            The date of this prospectus supplement is April 16, 2004.